Exhibit 2.1

CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CHP MERGER CORP.,

ACCELERATE MERGER SUB, INC.,

AND

INTEGRITY IMPLANTS INC.

DATED AS OF NOVEMBER 14, 2021

i

ii

SCHEDULES AND EXHIBITS
Exhibit A	Form of Transaction Support Agreement
Exhibit B	Form of Investors’ Rights Agreement

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 14, 2021, is made by and among CHP Merger Corp., a Delaware corporation (“CHP”), Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation (the “Company”).  CHP, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”.  Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) CHP is a blank check company incorporated as a Delaware corporation on November 26, 2019 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of CHP that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of CHP, CHP is required to provide an opportunity for its stockholders to have their outstanding CHP Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the CHP Stockholder Approval;

WHEREAS, as of the date of this Agreement, CHP Acquisition Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 7,500,000 shares of CHP Class B Common Stock;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor and its affiliates are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Company, pursuant to which the Sponsor and such affiliates have agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) to subject certain of their holdings of CHP Common Stock and CHP Warrants to certain vesting conditions, (c) to transfer to the Surviving Company for distribution in its discretion to the Company Stockholders a portion of the CHP Warrants, (d) not effect any sale or distribution of any Equity Securities of CHP held by such stockholders and (e) not to redeem any of the Equity Securities of CHP such stockholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Merger, CHP shall adopt, subject to obtaining CHP Stockholder Approval, an amended and restated certificate of incorporation, substantially in a form to be agreed upon between CHP and the Company (the “CHP Certificate of Incorporation”), and bylaws, substantially in a form to be agreed upon between CHP and the Company (the “CHP Bylaws”);

WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of CHP and (b) each share of Company Stock will be automatically converted as of the Effective Time into the right to receive New CHP Common Stock, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, promptly after the execution of this Agreement, each Company Stockholder listed on Section A of the Company Disclosure Schedules attached hereto (collectively, the “Supporting Company Persons”) will deliver to CHP a duly executed transaction support agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Transaction Support Agreement”), pursuant to which, among other things, each such Supporting Company Person will agree to (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) not effect any sale or distribution of any Equity Securities of the Company held by such stockholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of Company Stockholders Agreements to be terminated effective as of the Closing;

WHEREAS, promptly after the execution of this Agreement, CHP, the Sponsor, the Supporting Company Persons and certain other parties thereto will enter into an investors’ rights agreement, substantially in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), pursuant to which, among other things, CHP has agreed to provide certain registration rights with respect to certain securities of CHP, on the terms and subject to the conditions therein;

WHEREAS, the CHP Board has (a) approved this Agreement, the Ancillary Documents to which CHP is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of CHP Common Stock entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, CHP, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Stock entitled to vote thereon; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1          Definitions         As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional CHP SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Proceeds” means the aggregate cash proceeds available for release to any CHP Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the CHP Stockholder Redemptions and the payment of all Unpaid CHP Expenses (excluding premiums for D&O insurance incurred pursuant to Section 5.15) and reasonable legal, accounting and financial advisor expenses that are Unpaid Company Expenses, excluding any fees or other amounts payable pursuant to the Piper Letter (as defined in the Company Disclosure Schedules)) plus the aggregate amount invested by CHP Investors in the Series D Capital Raise, if any.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AHA” means the American Hospital Association.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Allowed Awards” has the meaning set forth in Section 5.1(b)(vii).

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Ancillary Documents” means the Sponsor Support Agreement, the Investors’ Rights Agreement, the Transaction Support Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and the Governmental Entities in the State of Delaware are open for the general transaction of business, provided that banks and the Governmental Entities shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) and such Governmental Entities’ online filing system are open for use by customers on such day.

“Business Intellectual Property” means all Intellectual Property that is owned or  purported to be owned by, used by, or held for use by, any Group Company.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo relating to the COVID-19, as well as any applicable guidance issued thereunder or relating thereto (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“CARES Act Funds” has the meaning set forth in Section 3.8(a).

“Certificate of Merger” has the meaning set forth in Section 2.1(c)(ii).

“Certificates” has the meaning set forth in Section 2.1(c)(viii).

“CHP” has the meaning set forth in the introductory paragraph to this Agreement.

“CHP Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) CHP or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of CHP or any of its controlled Affiliates, (b) a business combination between CHP or any of its controlled Affiliates and any other Person(s) (in the case of each of subsection (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) any equity or similar investment in CHP or any of its controlled Affiliates.  Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a CHP Acquisition Proposal.

“CHP Board” means the board of directors of CHP.

“CHP Board Recommendation” has the meaning set forth in Section 5.8.

“CHP Bylaws” has the meaning set forth in the recitals to this Agreement.

“CHP Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“CHP Class A Common Stock” means CHP’s Class A common stock, par value $0.0001 per share.

“CHP Class B Common Stock” means CHP’s Class B common stock, par value $0.0001 per share.

“CHP Common Stock” means, (i) prior to the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a), CHP Class A Common Stock and CHP Class B Common Stock, and (ii) at and after the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a), New CHP Common Stock.

“CHP D&O Persons” has the meaning set forth in Section 5.15(a).

“CHP Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by CHP on the date of this Agreement.

“CHP Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a CHP Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any CHP Party, (b) amounts due to the underwriters of CHP’s IPO for their deferred underwriting commissions and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any CHP Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee.  Notwithstanding the foregoing or anything to the contrary herein, CHP Expenses shall not include any Company Expenses.

“CHP Financial Statements” means all of the financial statements of CHP included in the CHP SEC Reports.

“CHP Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the CHP Parties).

“CHP Investors” means the Sponsor, AHA and any Affiliate of the foregoing.

“CHP Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the CHP Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time.  Notwithstanding the foregoing or anything to the contrary herein, CHP Liabilities shall not include any CHP Expenses.

“CHP Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the CHP Parties, taken as a whole, or (b) has a material adverse effect on the ability of any CHP Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a CHP Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any CHP Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any CHP Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the Company (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (viii) any failure by any CHP Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or CHP’s compliance therewith)) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a CHP Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the CHP Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the CHP Parties operate.

“CHP Non-Party Affiliates” means, collectively, each CHP Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any CHP Related Party (other than, for the avoidance of doubt, any CHP Party).

“CHP Parties” means, collectively, CHP and Merger Sub.

“CHP Related Parties” has the meaning set forth in Section 4.10.

“CHP Related Party Transactions” has the meaning set forth in Section 4.10.

“CHP SEC Reports” has the meaning set forth in Section 4.7.

“CHP Stockholder Approval” means, collectively, the Required CHP Stockholder Approval and the Other CHP Stockholder Approval.

“CHP Stockholder Redemption” means the right of the holders of CHP Class A Common Stock to redeem all or a portion of their CHP Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of CHP.

“CHP Stockholders Meeting” has the meaning set forth in Section 5.8.

“CHP Warrants” means each warrant to purchase one share of CHP Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Stockholder).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Accelus Share Number” means the number resulting from the following calculation made as of the Closing Date immediately prior to the Effective Time (i) the number of shares of Company Common Stock outstanding plus (ii) the number of shares of Company Common Stock not yet issued and outstanding but which any holder is entitled to receive at such time as a result of (x) the conversion of the Company Preferred Stock pursuant to Section 2.1(b), or (y) their exercise, effective on or before Closing, of any Company Warrant or Company Option (on a net basis, if such Company Warrant or Company Option is exercised on a cashless basis) plus (iii) 50% of the number of shares of Company Common Stock not yet issued and outstanding but issuable upon the vesting and exercise (on a net basis, if exercised on a cashless basis) of any outstanding unvested Company Options as of the date hereof; minus (iv) the number of shares of Company Common Stock underlying the Company Preferred Stock issued to CHP Investors.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law, and the regulations promulgated thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than (i) the exercise of the Company Warrants, (ii) the investment in connection with the Series D Capital Raise, (iii) the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement and (iv) any grant or issuance of Equity Securities explicitly permitted pursuant to Section 5.1(b)).  Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Stock” means shares of common stock, par value $0.00001 per share, of the Company designated as “Common Stock” pursuant to the Certificate of Incorporation of the Company.

“Company D&O Persons” has the meaning set forth in Section 5.16(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.16(c).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to CHP by the Company on the date of this Agreement.

“Company Equity Plan” means the Company’s Amended and Restated 2016 Equity Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee.  Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any CHP Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (other than the last sentence thereof), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(b) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, purported to be owned, used, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means all Business Intellectual Property other than Company Owned Intellectual Property.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of CHP (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.1(a) to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, granted under the Company Equity Plan.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any of the Group Companies (including the Company Registered Intellectual Property and all Intellectual Property incorporated in, or otherwise provided to customers with, any Company Product, other than Public Software, Off-the-Shelf Software, and Intellectual Property used by the Company pursuant to a valid and enforceable IP License).

“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

“Company Product” means the Company’s “Flarehawk” line or products, the “TiHawk” line of products, “Robotics Navigation System,” “LineSider® Spinal System,” “BioNest® Cortical Fibers” and other biologics products, “Toro™-L Interbody Fusion System,” and the related Software and hardware products that are being researched, tested, developed or manufactured by or on behalf of the Group Companies.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series B Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series B Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series C Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Series D Preferred Stock” means shares of preferred stock, par value $0.00001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Certificate of Incorporation of the Company.

“Company Stock” means shares of Company Common Stock and Company Preferred Stock.

“Company Stock Pool Plan” means the 2019 Stock Pool Plan of the Company.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.14(b).

“Company Stockholders” means, collectively, the holders of Company Stock as of any determination time prior to the Effective Time.

“Company Stockholders Agreements” means (i) the Amended and Restated Investors’ Rights Agreement, dated as of August 1, 2017, by and among the Company and the Company Stockholders party thereto, (ii) the Second Amended and Restated Voting Agreement, dated as of July 6, 2021, by and among the Company and the Company Stockholders party thereto, and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of August 1, 2017, by and among the Company and the Company Stockholders party thereto.

“Company Warrants” means warrants to purchase shares of Company Stock outstanding as of immediately prior to the Closing.

“Confidentiality Agreement” means the mutual nondisclosure agreement, dated as of October 21, 2021, by and between the Company and CHP.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration Share Number” means 41,100,000 minus the Net Debt Figure (which may be positive or negative) where the “Net Debt Figure” means (a) (x) the Indebtedness of the Group Companies minus (b) the total cash of the Group Companies (in each case as of the most recent practicable date (not earlier than 10 days prior to Closing), as calculated in accordance with GAAP) divided by (b) $10, rounded to the nearest whole number.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(e).

“DGCL” has the meaning the General Corporation Law of the State of Delaware.

“Directors Proposal” has the meaning set forth in Section 5.8.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.1(c)(ii).

“Employee Benefit Plan” means, whether or not subject to ERISA, each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (ii) equity or equity-based, phantom equity, equity appreciation, profits interest, bonus, transaction, change in control, retention, incentive compensation, commission, retirement, pension, health, welfare, cafeteria, employee loan, deferred compensation, profit sharing, severance, vacation, paid time-off, disability, medical, material fringe benefit, and each similar Contract, plan, practice, policy, arrangement or agreement, and (iii) employment agreement, offer letter (to the extent such offer letter is not terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any Liability) or individual independent contractor agreement for any independent contractor who has been paid at least $100,000 by the Group Companies in the 12 months prior to the date hereof (to the extent such agreement is not terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any Liability) or similar agreement, in the case of each of (i), (ii), and (iii), whether written or unwritten, that is established, maintained, sponsored or contributed to, or required to be maintained or contributed to, by any Group Company, or that in the case of (i) or (ii) benefits any current or former employee, individual independent contractor, officer or director (or equivalent) of any Group Company (or such Persons’ dependents or beneficiaries), or with respect to which any Group Company has or may have any obligation or Liability (contingent or otherwise).

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety, including without limitation, laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights (whether or not settled in equity)), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person treated at any relevant time as a single employer under Code Section 414 or Section 4001 of ERISA with any of the Group Companies.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Exchange Ratio” means the ratio resulting from dividing (a) the Consideration Share Number by (b) the Closing Accelus Share Number.

“Excluded Shares” means any Dissenting Shares.

“Extension Proposal” means that certain Proxy Statement, dated as of October 29, 2021, filed under the Securities Act for the adoption and approval of amending the Governing Documents of CHP to extend the period of time CHP is afforded under its Governing Documents and the final prospectus relating to the IPO to consummate an initial business combination from November 26, 2021 to May 26, 2022.

“Extension Stockholder Approval” means the approval of the Extension Proposal by the affirmative vote of the holders of the requisite number of CHP Common Stock entitled to vote thereon, whether in person or by proxy at the Extension Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CHP and applicable Law.

“Extension Stockholders Meeting” means the meeting of CHP’s Stockholders duly convened and held in accordance with the Governing Documents of CHP for purposes of obtaining the Extension Stockholder Approval on November 22, 2021.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Law” means all Laws applicable to the Company’s business related to the development, testing, investigation, production, manufacture, distribution, sale, labeling, promotion, export, import, safety, and effectiveness of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. Seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated  by FDA thereunder as applicable, including but not limited to the Quality System Regulation at  21 C.F.R. Part 820, the investigational device and Good Clinical Practice regulations at 21 C.F.R. Parts 11, 50, 54, 56, and 812, the registration, listing, and premarket notification regulations at 21 C.F.R. Part 807, the Good Laboratory Practice regulations at 21 C.F.R. Part 58, the Medical Device Reporting regulations at 21 C.F.R. Part 803, and the Reports of Corrections and Removals regulations at 21 C.F.R. Part 806; and (d) all state, federal, or foreign Laws comparable to any of the foregoing.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including state Medicaid programs, state CHIP programs, TRICARE, Medicaid managed care and similar or successor programs with or for the benefit of any Governmental Entity.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employee, individual independent contractor or other individual service provider located outside of the United States.

“Forgiveness Applications” has the meaning set forth in Section 3.8.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance.  For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“Fusion” means Fusion Robotics LLC, a Delaware LLC and the Subsidiary of the Company.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any board, mediator, commission, bureau, or arbitral tribunal or body (public or private).

“Governmental Program” means any health care reimbursement program funded, in whole or in part, by a Governmental Entity of the United States or any State, under which any Group Company has received or is receiving reimbursement for the provision of medical services, including any Federal Health Care Program and such other similar federal, state or local reimbursement or governmental programs for which a Group Company is eligible and in which such Group Company participates.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiary.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or words of similar intent or meaning or that may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Health Care Law” means all Laws relating to healthcare regulatory matters applicable to the business of any Group Company, including: (a) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws, (b) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of information or Personal Data, (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, (d)  the licensure, permitting, registration or regulation of healthcare providers, manufacturers, distributors, retailers, suppliers, professionals, facilities or payors, (e) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other third party payor programs which are sponsored or maintained by a Governmental Entity (f) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (g) the provision of free or discounted care or services; (h) the CARES Act; (i) medical devices, medical equipment and medical supplies; (j) independent diagnostic testing facilities, related billing and reimbursement, anti-markup Laws and related conditions of participation; (k) the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h) and applicable state Laws regulating or requiring reporting of interactions between pharmaceutical and/or medical device manufacturers and members of the healthcare industry; and (l) any other Laws that govern the health care industry or relationships among providers, suppliers, distributors, manufacturers and patients.

“Healthcare Professional” means any Person who (a) is licensed or authorized to engage in the delivery of dental, medical or other professional healthcare services and (b) provides such services for or on behalf of the Group Companies.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Indebtedness” means, as of any time, without duplication, with respect to a Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property” means all intellectual property rights or proprietary rights of every kind and nature, however denominated throughout the world, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, industrial designs, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, renewals and extensions of any of the foregoing, and priority rights relating to any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, rights of publicity, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, semiconductor layouts, mask files, drawings, and manufacturing processes, whether patentable or not (collectively, “Trade Secrets”); (e) Internet domain names and social media accounts and handles (collectively, “Internet Assets”); (f) database rights, data, Software or other technology; and (f) any other intellectual property or proprietary rights protectable or protected, arising under or associated with any of the foregoing under Law or Contract.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Internet Assets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Investment Company Act” means the Investment Company Act of 1940.

“IP Licenses” has the meaning set forth in Section 3.7(a)(vi).

“IPO” has the meaning set forth in Section 9.18.

“iSYS” means iSYS Medizintechnik GmbH.

“iSYS License” means the Amended and Restated Intellectual Property Field License Agreement among iSYS, Kevin T. Foley, M.D., PNI, and Fusion, dated as of April 15, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” the date of the Latest Balance Sheet.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of CHP and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Registered Intellectual Property” means all registrations of and applications for any Patents, Copyrights, Marks, Internet Assets and any other forms of registered Intellectual Property exclusively licensed to the Group Companies.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, covenant, option, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of “Intellectual Property”.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customer” has meaning set forth in Section 3.24.

“Material Permits” has the meaning set forth in Section 3.6.

“Material Vendor” has meaning set forth in Section 3.24.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“New CHP Common Stock” means, at and after the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(b), CHP’s common stock, par value $0.0001 per share.  For the avoidance of doubt, each share of CHP Class A Common Stock (including each share issued or issuable upon conversion of the CHP Class B Common Stock) shall be reclassified to New CHP Common Stock in connection with the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a).

“Newco” has the meaning set forth in Section 5.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Stockholders” means, collectively, James A. Deal, Ken Goulet and Jack Krouskup.

“Other CHP Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of CHP Common Stock entitled to vote thereon, whether in person or by proxy at the CHP Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CHP and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 5.18(a).

“Permits” means any approvals, authorizations, clearances, accreditations, certifications, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Additional Indebtedness” means (i) ordinary course trade payables and (ii) Indebtedness incurred under or pursuant to the Company’s loan and security agreement and related warrant agreement with Eastward Fund Management LLC, as amended in each case in connection with the provision of a maximum loan amount of $24 million and related increase in outstanding Company Warrants held by Eastward from 426,590 to 568,786 (including the Unearned Eastward Warrants); provided that on and from the date on which CHP Investors have completed an investment of greater than or equal to $10 million in the Series D Capital Raise, any further Indebtedness incurred under this subsection (ii) shall not be deemed Permitted Additional Indebtedness.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (f) in the case of the Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (g) Liens that secure obligations that are reflected as liabilities on the Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements, (h) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (i) grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property to customers in connection with the sale or provision of any Company Products in the ordinary course of business consistent with past practice, and (j) Liens incurred in connection with activities permitted under Section 5.1 hereof.

“Person” means an individual, association, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person that is regulated by the Privacy Obligations, including “Protected Health Information” as defined by HIPAA.

“PNI” means Practical Navigation, LLC.

“PNI License” means the Intellectual Property Field License Agreement between PNI and Fusion, dated as of March 5, 2019.

“PPP Lenders” means the lenders under the PPP Loans.

“PPP Loans” means any borrowings pursuant to the Paycheck Protection Program of the Company and its Subsidiaries which remain outstanding as of immediately prior to the Closing, including all interest accrued thereupon.

“Pre-Closing CHP Holders” means the holders of CHP Common Stock at any time prior to the Effective Time.

“Privacy Compliance Dates” has the meaning set forth in Section 3.20(a).

“Privacy Laws” means all applicable Laws regulating the collection, use, storage, processing, disclosure or other handling of Personal Information, and all Laws pertaining to data protection, data security, data breach notification, and cross-border transfer of Personal Information.

“Privacy Obligations” means applicable Privacy Laws (including but not limited to the California Consumer Privacy Act (“CCPA”), the General Data Protection Regulation (“GDPR”), and the United Kingdom GDPR), contractual obligations, self-regulatory standards (including but not limited to the Payment Card Industry Data Security Standards), or written policies or terms of use of the Group Companies that are related to privacy, information security, data protection or the Processing of Personal Data, in each case as and to the extent applicable to the operation of the business.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, investigation, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, safeguarding, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Prospectus” has the meaning set forth in Section 9.18.

“Public Software” means any Software that is distributed (a) as “free software” as defined by the Free Software Foundation, (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative, (c) under any similar licensing or distribution model, or (d) under a license that impose any requirement such that any Software using, linked with, incorporating, distributed with or derived from such Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge, such as copyleft or community source code, including any libraries or code licensed under any General Public License, Lesser General Public License, Affero General Public License, BSD, MIT, Apache, or similar license arrangement.

“Public Stockholders” has the meaning set forth in Section 9.18.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means the Company Registered Intellectual Property and the Licensed Registered Intellectual Property.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of CHP.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required CHP Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of CHP Common Stock entitled to vote thereon, whether in person or by proxy at the CHP Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of CHP and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Governing Document Proposals.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the CHP Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, loss of, interruption of access to, misuse (by any means) of, alteration to, modification of, theft of, corruption of, or other unauthorized Processing of Personal Data or Sensitive Data (including as a result of denial-of-service or ransomware attacks); (ii) inadvertent, unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (iii) a phishing, ransomware, denial of service (“DoS”) or other cyberattack that results in a monetary loss or a business disruption; or (iv) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data or Sensitive Data.

“Sensitive Data” means (i) all Personal Data that is subject to a Privacy Obligation and (ii) other confidential or proprietary business information or trade secret information.

“Series D Capital Raise” means the Company’s ongoing Series D funding round, in an amount up to $6 million plus any amount raised from CHP Investors, such fundraising being on the same terms and conditions as in effect prior to the date hereof and disclosed to CHP.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or firmware, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all specifications, designs, and documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Persons” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(c)(i).

“Surviving Company Common Stock” has the meaning set forth in Section 2.1(c)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third-Party Payors” means all Governmental Programs and all other governmental insurance programs and private, non-governmental insurance and managed care programs.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that becomes payable to any Person as a result of this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events).  Notwithstanding the foregoing or anything to the contrary herein, the CHP Common Stock to be issued pursuant to this Agreement or that will become subject to the Rollover Options at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.

“Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.14(a).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unearned Eastward Warrants” means the Company Warrants granted or to be granted to Eastward Fund Management, LLC, a Delaware limited liability company in connection with the Company’s loan and security agreement and related warrant agreement with Lender, as amended from time to time, to the extent such Company Warrants are earned or become exercisable only in connection with the draw down of a tranche of funding which, as of the Closing Date has not been drawn by the Company.

“Union” means any union, works council or other employee representative body.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid CHP Expenses” means the CHP Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid CHP Liabilities” means the CHP Liabilities as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest by its terms as in effect as of the date hereof solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of November 21, 2019, by and between CHP and the Trustee.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2
MERGER

Section 2.1         Closing Transactions.   On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)       Governing Documents.  On the Closing Date at the Effective Time, (i) the Governing Documents of CHP shall be amended and restated to be the CHP Certificate of Incorporation and the CHP Bylaws and (ii) CHP’s name shall be changed to “Accelus, Inc.” or similar name agreed to by the Company and CHP.  For the avoidance of doubt, on the Closing Date prior to the Effective Time, each issued and outstanding unit of CHP that has not been previously separated into the underlying CHP Class A Common Stock and underlying CHP Warrants shall be cancelled and entitle the holder thereof to one share of CHP Class A Common Stock and one-half of one CHP Warrant.

(b)        Conversion of Preferred Shares.  On the Closing Date, immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert into one (1) share of Company Common Stock in accordance with the Company Stockholders’ Written Consent and the Company’s Certificate of Incorporation.  All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c)          The Merger.

(i)          On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time.  Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

(ii)          At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and CHP (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware.  The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by CHP and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)          The Merger shall have the effects set forth in Section 251 of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv)          At the Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

(v)          At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.00001, of the Surviving Company (each such share, a share of “Surviving Company Common Stock”).

(vii)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of CHP Class B Common Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of New CHP Common Stock.

(viii)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c), but excluding any Excluded Shares) shall be automatically canceled and extinguished and converted into the right to receive one share of New CHP Common Stock multiplied by the Exchange Ratio.  From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of such Company Stock and such Company Stock held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Stock except as otherwise expressly provided for herein or under applicable Law.

(ix)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Stock held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished and no consideration shall be paid, and each holder thereof shall cease to have any rights with respect thereto or under any agreement or plan relating to such securities.

(x)          At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, the Company Warrants outstanding as of immediately prior to the Effective Time, excluding any Unearned Eastward Warrants, shall be automatically canceled and extinguished, and no consideration shall be paid, and each holder thereof shall cease to have any rights with respect thereto or under any agreement or plan relating to such securities.

Section 2.2       Closing of the Transactions Contemplated by this Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.4 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Articles 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as CHP and the Company may agree in writing.

Section 2.3         Allocation Schedule.   No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to CHP an allocation schedule (the “Allocation Schedule”) setting forth (a) the number and class of Company Stock held by each Company Stockholder and underlying each Company Warrant, (b) the number of Company Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time and the exercise price thereof, (c) the number of New CHP Common Stock and Rollover Options to be allocated to each holder at the Effective Time, (d) a calculation of the Consideration Share Number, Net Debt Figure and Exchange Ratio, including the components thereof and (e) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b), (c) and (d) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(b).  The Company will review any comments to the Allocation Schedule provided by CHP or any of its Representatives and consider in good faith any reasonable comments proposed by CHP or any of its Representatives.  Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of CHP Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(c)(viii) will be rounded down to the nearest whole share and (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreements, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.1(b))

Section 2.4          Treatment of Company Options.

(a)       At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.1(b)), all Company Options outstanding immediately prior to the Effective Time (whether a Vested Company Option or an Unvested Company Option) shall cease to represent the right to purchase Company Common Stock and shall become an option to purchase a number of shares of New CHP Common Stock under the Incentive Equity Plan equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (each, a “Rollover Option”) at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole share.  Each Rollover Option shall be granted under the Incentive Equity Plan but shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.4(a) after giving effect to the Merger and except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (ii) such other immaterial administrative or ministerial changes as the CHP Board (or the compensation committee of the CHP Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.  Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

(b)       At the Effective Time, the Company Equity Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, CHP), except as otherwise provided for in Section 2.4(a), and each Company Option (whether a Vested Company Option or an Unvested Company Option) shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 2.4(a).

(c)          Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan, under the underlying grant, award or similar agreement or otherwise to give effect to the provisions of this Section 2.4.  No less than five (5) business days prior to Closing, the Company shall provide to CHP copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith.

Section 2.5          Deliverables.

(a)        As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, CHP shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Stock and the Company Common Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)), in either case, for the CHP Common Stock issuable in respect of such Company Common Stock pursuant to Section 2.1(c)(viii) and on the terms and subject to the other conditions set forth in this Agreement.  Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then CHP and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), CHP shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of CHP and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b)         At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)         At the Closing, immediately upon the filing of the CHP Certificate of Incorporation pursuant to Section 2.1(a), CHP shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of CHP Common Stock in book-entry form representing the CHP Common Stock issuable pursuant to Section 2.1(c)(viii) in exchange for the Company Common Stock outstanding immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)).  All shares in book-entry form representing the CHP Common Stock issuable pursuant to Section 2.1(c)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d)        Each Company Stockholder whose Company Common Stock have been converted into the right to receive CHP Common Stock pursuant to Section 2.1(c)(viii) shall be entitled to receive the CHP Common Stock to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Common Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)        If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then CHP and the Company shall take all necessary actions to cause the applicable CHP Common Stock to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then CHP and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable CHP Common Stock to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f)         If any CHP Common Stock is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable CHP Common Stock that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)        No interest will be paid or accrued on the CHP Common Stock.  From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each share of Company Common Stock (other than, for the avoidance of doubt, the Company Stock cancelled and extinguished pursuant to Section 2.1(c)(viii) shall solely represent the right to receive the CHP Common Stock to which such share of Company Common Stock is entitled to receive pursuant to Section 2.1(c)(viii).

(h)        At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Stock that were outstanding immediately prior to the Effective Time.

(i)         Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to CHP or as otherwise instructed by CHP, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the applicable CHP Common Stock in accordance with this Section 2.5 prior to that time shall thereafter look only to CHP for the issuance of the applicable CHP Common Stock, without any interest thereon.  None of CHP, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law.  Any CHP Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of CHP free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6        Withholding.   CHP, the Group Companies, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law.  To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Other than in respect of any compensatory payment subject to payroll withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7      Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive CHP Common Stock, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL.  At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL.  If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive CHP Common Stock upon the terms and conditions set forth in this Agreement applicable to holders that have not properly demanded appraisal rights.  The Company shall give CHP prompt notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and CHP shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of CHP, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the CHP Parties as follows:

Section 3.1          Organization and Qualification.

(a)       Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and, except as set forth in Section 3.1(a) of the Company Disclosure Schedules, in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).  Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company.  Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)       True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to CHP, in each case, as amended and in effect as of the date of this Agreement.  The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of any of the Company Stockholders Agreements.

(c)       Each Group Company is duly qualified or licensed to transact business and, except as set forth in Section 3.1(a) of the Company Disclosure Schedules, is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2          Capitalization of the Group Companies.

(a)        Section 3.2(a) of the Company Disclosure Schedules sets forth a true, accurate and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Option, (A) the date of grant thereof, (B) any applicable exercise, strike or similar price thereof, (C) the type or class of Company Option (i.e. nonqualified stock options or “incentive stock options” within the meaning of Section 422 of the Code), (D) the expiration date, and (E) any applicable vesting schedule (including acceleration provisions).  All of the Equity Securities of the Company have been duly authorized and validly issued.  All of the outstanding Company Stock are fully paid and non-assessable.  The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws.  Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights (whether or not settled in equity) or (y) options, restricted stock, or equity, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.  Each Company Option has been granted in compliance with or is exempt from Section 409A of the Code, and each Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code complies with Sections 422 of the Code; and in connection therewith, the exercise price of each Company Option is no less than the fair market value of the Common Stock at such Company Option’s date of grant (or, to the extent required pursuant to Section 422, 110% of the fair market value).  No Company Options have been granted to any officer, director, employee or other service provider other than pursuant to the Company Equity Plan.

(b)      The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements).  Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)         Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof.  There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.  There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)         None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person other than a Group Company or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)         Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(f)         Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Transaction Payments of the Group Companies.

Section 3.3       Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company.  This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4          Financial Statements; Undisclosed Liabilities.

(a)        The Company has made available to CHP a true and complete copy of (i) the audited balance sheet of the Company as of December 31, 2019 and the related statements of cash flows of the Company for each of the periods then ended, (ii) the unaudited balance sheet of the Company as of December 31, 2020 and the related statements of cash flows of the Company for the twelve-month period then ended, and (iii) the unaudited balance sheet of the Company as of September 30, 2021 (the “Latest Balance Sheet”), and the related statements of cash flows of the Company for the nine-month period then ended and (iv) the unaudited balance sheets of Fusion as of December 31, 2019, December 31, 2020 and September 30, 2021, and the related statements of cash flows of Fusion for the periods then ended (clauses (i), (ii), (iii) and (iv), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules.  Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)      The audited consolidated balance sheets of the Group Companies as of December 31, 2019, December 31, 2020 and December 31, 2021 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the period then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.18, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(c)         Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) set forth in Section 3.4(c) the Company Disclosure Schedules, (v) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature or (vi) for Liabilities that would not have a Company Material Adverse Effect, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)        The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets.  The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e)        Except as set forth in Section 3.4(e) of the Company Disclosure Schedule and to the Company’s knowledge, in the last three (3) years, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5          Consents and Requisite Governmental Approvals; No Violations.

(a)        No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Sections 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)        Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6         Permits.   Each of the Group Companies has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted.  Except as would not have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7          Material Contracts.

(a)         Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which, as of the date of this Agreement, a Group Company is a party or any properties and assets of the Company are bound (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)          any Contract with any Material Customer or Material Vendor;

(ii)         any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in each case, in an amount in excess of $1,000,000;

(iii)        any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(iv)       any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;

(v)      any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the Contract;

(vi)      any Contract (A) with respect to Company Licensed Intellectual Property (other than licenses to Off-the-Shelf Software and licenses to Public Software); and (B) under which any Group Company grants to any third party a license or any other right to any Company Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection with the sale or provision of or use of Company Products in the ordinary course of business consistent with past practice ((A) and (B) collectively, the “IP Licenses”); and (C) pursuant to which a Group Company has acquired the ownership right, title or interest in or to any Intellectual Property, other than Contracts with an employee or independent contractor entered into in the ordinary course of business consistent with past practice and on the Company’s standard form agreements;

(vii)      any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of CHP or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains any other provisions restricting or purporting to restrict in any material respect the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, (D) limits or purports to limit any Group Company’s ability to use or enforce any Company Owned Intellectual Property, including, in each case, any non-competition, settlement, coexistence, or standstill agreements or (E) limits or purports to limit, in any material respect, CHP or any of its Affiliates after the Closing;

(viii)     any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,000,000 annually or (B) $5,000,000 over the life of the agreement;

(ix)        any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;

(x)       any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi)        any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xii)     any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events (other than Contracts with an employee or independent contractor entered into in the ordinary course of business consistent with past practice and on the Company’s standard form agreements) or (B) under which any Group Company grants to any Person, or receives from any Person, any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;

(xiii)     any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv)      any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $1,000,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or CHP or any of its Affiliates after the Closing);

(xv)       any Contract providing for the employment or engagement of any Person on a full-time, part-time, consulting or other basis other than Contracts terminable by the Company for any reason upon less than sixty (60) days’ notice without incurring any Liability;

(xvi)       any collective bargaining agreement or other Contract with any Union;

(xvii)     any other Contract the performance of which requires either (A) annual payments to or from any Company Group in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xviii)     any Contract with a Third Party Payor; and

(xix)      any Contract with a Governmental Entity; provided that Material Contracts which are hospital purchase or supply agreements to which any Group Company is a party shall not be listed on the Company Disclosure Schedules provided they are made in the ordinary course of business on an arm’s length basis.

(b)         (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, have not materially breached or defaulted under any Material Contract, and (iii) there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Group Company or, to the knowledge of the Company, any other party.  No Group Company has received any written notice that any Person intends to terminate, cancel, or not renew any Material Contract.  Except as would not reasonably be expected to be material to the Group Companies, the consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Material Contract excluding (x) equity-related contracts identified in Section 3.2(a) of the Company Disclosure Schedules and (y) any Transaction Payments identified in Section 3.2(f) of the Company Disclosure Schedules, or the acceleration of any payment, the addition of any fees or charges, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

Section 3.8          COVID-19 Matters; Absence of Changes

(a)         In the event that the Company has received funds from the Paycheck Protection Program (as defined under the CARES Act), Main Street Loan Program, Medicare Advance Payments, Provider Relief Fund or any other program enacted by any Governmental Entity pursuant to the CARES Act (collectively, “CARES Act Funds”), the Company was eligible to receive any such funds (to the extent not returned) and remains eligible to, and has taken all actions required under Laws to remain eligible to apply for and retain any amounts received thereunder, in each case, in all material respects.  As of the date hereof, for any funds in connection with the Paycheck Protection Program that are eligible for forgiveness, the Company has timely submitted forgiveness applications (the “Forgiveness Applications”) for any such eligible amounts to the PPP Lenders, in their respective capacities as lender in connection therewith, and the contents of all such Forgiveness Applications were correct and complete in all material respects.  The Company currently is and has been in compliance with all applicable Laws in utilizing, applying for and accounting for moneys obtained through the CARES Act Funds and any state COVID-19 relief funds in all material respects.  The Company maintains appropriate documentation and accounting records associated with all moneys received from the CARES Act Funds and any state COVID-19 relief fund, including documentation supporting the use of such funds in all material respects.  Section 3.8(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a list of all CARES Act Funds received by the Company (to the extent not returned), together with (i) the date such CARES Act Funds were received, (ii) the principal amount of such CARES Act Funds, (iii) the maturity date of such CARES Act Funds, and (iv) the status of any Forgiveness Applications for such CARES Act Funds.

(b)          During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of CHP if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix) or Section 5.1(b)(x).

Section 3.9          Litigation.   As of the date of this Agreement, there is (and since December 31, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.  Neither the Group Companies nor any of their respective properties or assets is subject to any material Order.  As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10       Compliance with Applicable Law.  Each Group Company (a) conducts (and since December 31, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11        Employee Plans.

(a)          Section 3.11(a) of the Company Disclosure Schedules sets forth a true, accurate and complete list of all Employee Benefit Plans.  With respect to each Employee Benefit Plan, the Group Companies have provided CHP with true, accurate and complete copies of, as applicable: (i) if the plan has been reduced to writing,  the underlying plan document together with all amendments thereto (and no material Employee Benefit Plan is unwritten), (ii) any related trust agreements, custodial agreements, insurance policies administrative agreements and similar Contracts, (iii) the most recent summary plan description (and any summaries of material modifications thereto), (iv) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent opinion or determination letter received from the IRS or U.S. Department of Labor relating to such Employee Benefit Plan, (v) Form 5500 filed for the most recent plan year, with schedules attached thereto, (vi) with respect to any year during which the Group Companies were an “applicable large employer” (within the meaning of the ACA), IRS Forms 1094-C, with respect to 2015 to 2020 and (vii) all non-routine or material correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Entity in the last six (6) years.

(b)       Each Employee Benefit Plan, including any associated trust or fund, has been established and at all relevant times maintained, funded, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.  None of the Group Companies nor any ERISA Affiliate thereof have ever, sponsored, maintained, contributed to or had an obligation to contribute to or has had any Liability with respect to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or other plan subject to Title IV of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” as described in Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.  No Group Company nor any of their respective ERISA Affiliates have any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar applicable Law and for which the recipient pays the full cost of coverage.

(c)        Each Employee Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service upon which it may rely, and, to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to result in the revocation of such qualified or exempt status of any such Employee Benefit Plan or related trust or result in material Liability to any of the Group Companies. No Group Company has incurred, or is reasonably expected to incur or to be subject to, any tax, penalty or other Liability that may be imposed under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010  (the “ACA”). As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened, claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business).  No Employee Benefit Plan is, or has been, the subject of an inquiry, examination, or audit by a Governmental Entity or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program in the last three (3) years.  There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan.  With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made or, if not yet made, have been properly accrued under GAAP.

(d)         Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) complies and has complied in all material respects (both in form and in operation) with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder.

(e)        The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former officer, employee, director or individual independent contractor of any of the Group Companies, (ii) create or increase the amount or value of any compensation or benefits payable to any current or former officer, employee, director or individual independent contractor of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (or increase in funding) of any compensation or benefits to any current or former officer, employee, director or individual independent contractor of any of the Group Companies, (iv) limit or restrict the right of any of the Group Companies, CHP, or any of their respective Affiliates to merge, amend or terminate any Employee Benefit Plan or any related Contract, or (v) cause the payment or provision of any amount or benefit that, individually or in combination with any other payment or benefit, could be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)       The Group Companies have no obligation to make a “gross-up” or similar payment to any current or former officer, employee, director or independent contractor in respect of any taxes or interest or penalty related thereto.

(g)         No Employee Benefit Plan is a Foreign Benefit Plan.

Section 3.12        Environmental Matters.

(a)          Except as described in Section 3.12 of the Company Disclosure Schedules:

(i)          Each of the Group Companies is, and since the incorporation of the Company has been, in compliance in all material respects with all Environmental Laws, which compliance includes, but is not limited to, the possession of all material Permits required or necessary under all Environmental Laws, and compliance with the terms and conditions thereof.

(ii)          None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation in any respect of, or a failure to materially comply in any respect with, any Environmental Laws.

(iii)          There is (and since the incorporation of the Company there has been) no material Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(iv)          There has been no manufacture, Release, treatment, storage, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, except as would not be expected to give rise to material liability of the Group Companies under any Environmental Law.

(b)      The Group Companies have made available to CHP copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to Hazardous Substances, compliance with Environmental Laws, or the current or former operations, properties or facilities of the Group Companies.

(c)        None of the Group Companies are required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Permit required or necessary for any of the Company’s operations or business under Environmental Law.

Section 3.13        Intellectual Property.

(a)        Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all registrations of and applications to register any Patents, Copyrights, Marks, Internet Assets and any other forms of registered Intellectual Property owned by or filed under the name of any Group Company (“Company Registered Intellectual Property”) and (ii) material unregistered Marks owned by any Group Company. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued, registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item.

(b)       The Group Companies have materially complied with all applicable Law and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Registered Intellectual Property, and all necessary fees and filings with respect to any Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect.  No issuance or registration obtained and no application filed by the Group Companies for any Registered Intellectual Property has been cancelled or abandoned, allowed to lapse or not renewed, except, with respect to issuance, registrations and applications for non-material Registered Intellectual Property, where such Group Company has, prior to the date hereof, in its reasonable business judgment, canceled, abandoned, allowed to lapse or not renewed such issuance, registration or application.  There are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, invalidity, opposition, nullity, withdrawal termination, or cancellation proceedings that relate to any of the Registered Intellectual Property and no Group Company has received any written notice of such Proceedings being threatened by any Governmental Entity or any other Person.

(c)         A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens), and with respect to all other Business Intellectual Property, a Group Company has and has had a valid and enforceable right to use all such Intellectual Property.  For all Patents included in the Company Registered Intellectual Property, each inventor on the applicable Patent has assigned or, with respect to the Patents set forth in Section 5.22(iii)(B) of this Agreement, is obligated to assign, such inventor’s rights to a Group Company.  No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis.  Each Group Company uses, and has used, all Company Licensed Intellectual Property pursuant to valid and enforceable written Contracts.  Except as would not be material to the business of any Group Company, no Group Company has breached any Contract related to any Company Licensed Intellectual Property, and no event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in such breach, loss, or impairment of any such Contract.

(d)        The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property necessary and sufficient for the Group Companies’ respective businesses.  The Company Owned Intellectual Property is valid, subsisting and fully enforceable.

(e)        Each Group Company’s founders and past and current employees, consultants, advisors, and independent contractors who solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property on behalf of any Group Company (each such person, a “Creator”) has executed a valid and enforceable written Contract assigning to such Group Company all such Intellectual Property.  No such Creator is, to the Company’s knowledge, in violation of any term of any such Contract. Except for the Intellectual Property licensed under the iSYS License and the PNI License to a Group Company, no founder or past or current employee or consultant of any Group Company (i) owns any Intellectual Property used by or held for use by the Group Companies or (ii) has made any written claims to a Group Company with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property.  Each Creator has been fully compensated with respect to any required statutory payments.

(f)         Each Group Company has taken all reasonable or necessary steps to safeguard and maintain the confidentiality of any Trade Secrets (including source code for any Software used in any Company Product) in the Company Owned Intellectual Property or otherwise possessed by the Group Company. Each Person with access to such Trade Secrets has executed a valid and enforceable Contract that requires such Person to maintain the confidentiality of such Trade Secrets, and to the knowledge of the Company, no Group Company has disclosed any Trade Secrets.  To the Company’s knowledge, there has been no violation of any such Contract or unauthorized access to, or disclosure of, any such Trade Secrets.

(g)        None of the Company Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Intellectual Property.  The consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Contract under which any Group Company acquires any license or other rights with respect to the Company Licensed Intellectual Property, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.

(h)         Except as would not result in material liability to any Group Company or material disruption in the business of any Group Company, neither the conduct of the businesses of the Group Companies, the Company Owned Intellectual Property (to the extent applicable), nor any of the Company Products nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product, infringes, misappropriates, or otherwise violates or has infringed, misappropriated or otherwise violated of any Intellectual Property of any other Person.

(i)          Except as set forth in Section 3.13(i) of the Company Disclosure Schedules, there is no Proceeding pending, nor has any Group Company received, since June 1, 2018, any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, (ii) challenging the validity, scope, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Products or to the conduct of the respective businesses of the Group Companies.

(j)     To the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated, or otherwise violated, any Company Owned Intellectual Property in any material respect.  No Group Company has made any claim against any Person alleging any infringement, misappropriation, or other violation of any Company Owned Intellectual Property.

(k)       Each Group Company has obtained, possesses and has been in compliance with valid licenses to use all of the material Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by or held for use for such Group Company and/or its employees in connection with the business of any of the Group Companies.  No Group Company is under any obligation to, nor has disclosed or delivered any Software to any escrow agent or any other Person, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.  To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to appropriate confidentiality obligations with respect thereto.

(l)        To the Company’s knowledge, each Group Company has complied in all material respects with the terms of the license agreements applicable to any such Public Software used by such Group Company, including providing all copyright notices and attributions required by such license agreements.  No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or otherwise constitutes Company Owned Intellectual Property in a manner that may (i) require any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, or (iii) limits in any manner the ability to charge license fees or otherwise seek compensation for any Company Owned Intellectual Property.

(m)       No Group Company is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Group Company, to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.  Except as set forth in Section 3.13(m) of the Company Disclosure Schedules, no government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Company Owned Intellectual Property.

(n)        The Group Companies have taken all steps to protect the Company IT Systems.  The Company IT Systems are adequate and satisfactory in all material respects for the conduct of the businesses of the Group Companies as currently conducted and as contemplated to be conducted.  Since December 31, 2018, the Company IT Systems have not suffered any material failures or defects.  There have been no material unauthorized intrusions or breaches of the security of any of the Company IT Systems.  The Group Companies have maintained appropriate disaster recovery and business continuity plans, procedures and facilities. To the Company’s knowledge, the Company IT Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data.  The Group Companies are not in breach of any of their Contracts relating to the Company IT Systems.  Since December 31, 2018, the Group Companies have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party Company IT System, nor received any notice of intent to conduct any such audit.

Section 3.14        Labor Matters.

(a)         Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to officers, employees, directors or independent contractors of each Group Company, and complied with all Laws applicable to employment, employment practices, and terms and conditions of employment, including employee classification, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b)         Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c)        No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, and no notice, consent or consultation obligations with respect to any such union or employee representative or collective group or any employees of any Group Company in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.  Since June 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Group Company.  To the Company’s knowledge, since June 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)         No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past twenty-four (24) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.  The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

(e)         True and complete information with respect to the employees and independent contractors of each Group Company has been provided to CHP, including for each such individual the following: (i) name; (ii) title or position (including whether full or part time and whether treated as an employee or independent contractor); (iii) employing entity; (iv) hire date; (v) work location; and (vi) current annual base compensation rate.  To the Company’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Group Company within the twelve (12) month period following the date hereof.

(f)        Since December 31, 2018, there has not been any action, suit, claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company policy relating to the foregoing, in each case involving the Company or any current or former employee, director, officer or independent contractor (in relation to his or her work at the Company) of the Company, nor has there been, to the Company’s knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s knowledge has any such action, suit, claim, proceeding, investigation, settlement or other arrangement been threatened.

Section 3.15     Insurance.  Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (other than any insurance policies or programs underlying any Employee Benefit Plan).  All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to CHP.  As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.

Section 3.16       Tax Matters.

(a)          Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b)         Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)        No Group Company is currently the subject of a Tax Proceeding with respect to material Taxes.  No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed in each case with respect to material Taxes.

(d)         No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)        No material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)          No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)         There are no material Liens for Taxes on any assets of the Group Companies other than Permitted Liens described in clause (c) of the definition thereof.

(h)         During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i)          No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j)         No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k)          No Group Company is a tax resident in a country other than the country of its incorporation.

(l)          No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m)       No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)       No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.  To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any CHP Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17       Brokers.  Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18        Real and Personal Property.

(a)          Owned Real Property.  No Group Company owns any real property.

(b)       Leased Real Property.  Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant as of the date of this Agreement.  True and complete copies of all such Real Property Leases have been made available to CHP.  Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c)        Personal Property.  Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19      Transactions with Affiliates.  Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (of 2% or more of the issued and outstanding Company Common Stock and Company Preferred Stock) or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from, and indemnification relating to such employment) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Options’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).  No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)).  All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20       Data Privacy and Security.

(a)         Each Group Company is, and has been since June 1, 2018 in compliance in all material respects with HIPAA and within a reasonable time thereafter through the present was materially complaint with all applicable Privacy Laws (“Privacy Compliance Dates”).

(b)       The Group Companies have complied with and are in material compliance with all applicable Privacy Obligations. The Group Companies have adopted and published privacy notices and policies that accurately describe their privacy practices, and they have complied and are in compliance with those notices and policies.  The Group Companies have contractually obligated all third parties Processing Personal Data on their behalf to comply with applicable Privacy Obligations.  The execution, delivery, performance and consummation of the transaction contemplated hereunder (including the Processing of Personal Data in connection therewith) comply with the Group Companies’ applicable privacy notices and policies and with all applicable Privacy Obligations.

(c)      The Group Companies have implemented and maintain a written information security program comprising reasonable administrative, physical, and technical safeguards that are designed to protect against unauthorized access to or use of or loss of access to the Group Companies’ internal computer systems (the “Company Systems”) or the Group Companies’ Sensitive Data, and consistent with the Group Companies’ Privacy Obligations, and any written contractual commitment made by the Group Companies related to privacy or information security.

(d)      Each Group Company has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in compliance with HIPAA at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it.

(e)          The Company has not received notice of any claims, investigations, or pending Proceedings, nor has there been any material Proceedings against any Group Company, initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging violations of Laws or other Privacy Obligations with respect to Personal Data possessed by any Group Company.

(f)      There have not been any incidents of, or third party claims, since June 1, 2018, alleging, (i) Security Breaches, (ii) unauthorized access to or use of or loss of access to as a result of any actions by an unauthorized party any of the Company Systems or other technology necessary for the operations of the business, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by the Group Companies or by any third party service provider on behalf of any Group Company.  No Group Company has notified in writing, or been required by applicable Law, Governmental Entity or other Privacy Obligation to notify in writing, any Person or Governmental Entity of any Security Breach.  No Group Company has received any notice of any claims, investigations (including investigations by a Governmental Entity), or alleged violations of Laws or other Privacy Obligations with respect to Personal Data possessed by any Group Company.  No Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) and to the extent that any Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) such Group Company has reported each such breach as required by applicable contracts and Law to all applicable Persons and Governmental Entities.

(g)         Each Group Company has current and valid Business Associate Agreements with each business associate of the applicable entity that is a Business Associate (as such terms are defined by HIPAA).  Since June 1, 2018, no Group Company has received written notice of a “breach” under the Privacy Laws or a material breach of contractual obligations by any Business Associate.  Since June 1, 2018, no Business Associate has breached in any material respect any Business Associate Agreement or other data privacy or security contractual obligations between a Business Associate and a Group Company.

Section 3.21       Compliance with International Trade & Anti-Corruption Laws.

(a)         Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)         Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22     Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing CHP Holders or at the time of the CHP Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23        Regulatory Compliance.

(a)         Each of the Group Companies is in material compliance with, and has not, since June 1, 2018 violated any Health Care Laws which regulate their operations, activities, or services and/or any Orders pursuant to any Health Care Laws applicable to the Group Companies. Since June 1, 2018 none of the Group Companies have received any written notice investigating, inquiring into or otherwise relating to any actual or potential violation of any Health Care Laws.

(b)       Each Group Company has implemented a health care compliance program and adopted all legally required health care compliance policies, procedures and trainings required to fulfill its regulatory obligations under applicable Health Care Laws, and to govern its interactions with health care professionals, institutions, organizations and other providers.

(c)       All products developed, tested, investigated, manufactured, labeled, distributed, sold, marketed, promoted, imported, or exported by or on behalf of the Group Companies have been and are being developed, tested, investigated, manufactured, labeled, distributed, sold, marketed, promoted, imported, or exported in material compliance with all applicable FDA Laws.  To the knowledge of the Group Company, any Person that is a manufacturer or contractor for a Group Company is in compliance in all material respects with all FDA Laws.

(d)       Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, all products marketed by the Group Companies are, and have been, appropriately supported by applicable Permits and any necessary amendments or supplements thereto, including but not limited to 510(k) clearances or premarket approvals and appropriate device listings, and all products have been labeled and promoted in accordance with such Permits.  The Group Companies have maintained or filed with FDA or other Governmental Entities all material reports, documents, notices, applications, or records that are necessary to comply with FDA Laws.  To the Company’s knowledge, no Governmental Entity is considering limiting, suspending, or revoking any Permits for any of the Group Companies’ products, nor do any facts or circumstances exist reasonably likely to cause any Governmental Entity to limit, suspend, or revoke any Permits for any of the Group Companies’ products. All of the Group Companies’ establishments that are required to be registered with the FDA are so registered.

(e)       There are no Proceedings pending or threatened by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of any Group Company.  No Group Company has received any communication from any Governmental Entity alleging noncompliance with any FDA Law, including any warning or untitled letter, Form FDA-483 inspectional observations, notice of violation, notice of import or export detention or refusal, or similar letter or notice.  The Group Companies are not the subject of any obligation arising under an administrative, regulatory, or enforcement action by any Governmental Entity concerning noncompliance with any FDA Law or any obligation arising under any notice, response, or commitment made to or with the FDA or any comparable Governmental Entity.  To the Group Companies’ knowledge, there is no act, omission, event, or circumstance that would reasonably be expected to give rise or lead to any civil, criminal, or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, or request for information by the FDA or any comparable Governmental Entity against the Group Companies.

(f)        Except as set forth on Section 3.23(f) of the Company Disclosure Schedules, no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled, or subject to a suspension of manufacturing, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) a withdrawal, a recall, field correction, field notification, safety alert, seizure, denial, detention, termination, or suspension of the manufacturing, promotion or distribution (for commercial, investigational, or any other use) of any such product or (ii) a change in the labeling of any such product.

(g)         Any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable Laws, including FDA Laws.

(h)       No study, test, or preclinical or clinical trial conducted by or on behalf of the Group Companies has been terminated, suspended, or placed on hold prior to completion by the FDA, another Governmental Entity, or any institutional review board or comparable authority. The Group Companies have not received any notice or correspondence from the FDA, another Governmental Entity, or any institutional review board or other ethics committee exercising comparable authority threatening to initiate or require the termination, suspension, or material modification of any studies, tests, or preclinical or clinical trials conducted by or on behalf of the Group Companies.

(i)          To the knowledge of the Company, all filings, notifications, reports, applications, and other submissions to the FDA and any similar Governmental Entity made by or on behalf of the Group Companies were true and accurate in all material respects and without material omission as of the date made, and, to the extent required to be updated, have been timely updated to be true and accurate in all materials respects and without material omission as of the date of such update.  To the Company’s knowledge, no basis for liability exists with respect to any such filing, notification, report, application, or submission.

(j)          No Group Company has ever been, and, to the Company’s knowledge, no officers, employees, or other Persons engaged by any Group Company have ever been, (a) debarred under the provisions of 21 U.S.C. § 335a(a) and (b), (b) convicted of a crime for which a Person can be debarred, (c) threatened to be debarred, (d) indicted for a crime or otherwise engaged in conduct for which a Person can be debarred.

(k)        Neither the Group Companies, any of their officers or employees, nor to the Company’s knowledge, any of its agents or distributors have (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Entity or in any material legal proceeding; or (ii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke any similar policy.

(l)        None of the Group Companies is currently, nor since June 1, 2018 has been, subject to any federal, state, territorial, provincial, local governmental or private payor civil or criminal investigations, inquiries or non-routine or material audits involving and/or related to its compliance with the Health Care Laws.

(m)       All arrangements involving the offer, payment or provision of any remuneration by any of the Group Companies, or any officer, employee or agent of the Group Companies, to any health care professional, institution, organization or other provider, or any representative thereof, are memorialized in writing, are at fair market value for bona fide items or services, and are in compliance with the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)).

(n)       Each Group Company that participates in any Governmental Program is qualified to participate in such Governmental Program and is duly enrolled and certified in such Governmental Program.  Since June 1, 2018 each of the Group Companies has satisfied all applicable requirements of, and has been authorized to receive reimbursement from, each Third-Party Payor from which it has received reimbursement.  Since June 1, 2018 each Group Company, has (i) timely filed all material reports and documentation required to be filed with respect to each Third-Party Payor, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the payment policies of the applicable Third-Party Payor and (ii) paid or properly offset against another account all known and undisputed refunds and overpayments due with respect to any such report or billing.  All billings submitted by each Group Company or, to the Company’s knowledge, Healthcare Professional for dates of service since June 1, 2018 were for services actually performed by the billing entity or Healthcare Professional for eligible patients, and the billing Group Company has sufficient documentation that is required by applicable Law or the applicable contractual obligation to a Third-Party Payor to support such billings.  Since June 1, 2018 all billing practices and billings by each Group Company for services, including billings to all Third-Party Payors, have been materially true and correct and in compliance in all material respects with all applicable Health Care Laws.  Except as permitted by Law, none of the Group Companies has waived or discounted patient responsibility for any services provided by any of the Group Companies or has engaged in any “balance billing” unless permitted contractually and by Law.

(o)         To the extent any Group Company or its Representatives provides or has provided since June 1, 2018 to customers or others, reimbursement coding or billing advice regarding products offered for sale by any Group Company and procedures related thereto, such advice is and at the time was (i) true and complete, (ii) in compliance with Medicare and other Health Care Laws and the standards of the Advanced Medical Technology Association (AdvaMed) Code of Ethics, (iii) in conformity to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) and other applicable coding systems, (iv) accompanied by a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines and (v) independently verified and determined to support accurate claims for reimbursement by federal, state and commercial payor.

(p)       No results of clinical or non-clinical research conducted or sponsored by any of the Group Companies, or submissions predicated upon the use of such research, have been rejected by any Governmental Entity as a result of the quality, or a misrepresentation of any attribute, of such research, and no product approved pursuant to such submission has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of manufacturing, distribution, or commercialization activity as a result of such research, nor has any marketing or investigational product application or authorization been disapproved or placed on hold as a result of such research.

(q)        Each Group Company that operates or since June 1, 2018 has operated, registry studies or investigator-initiated research studies, has done so exclusively for legitimate research purposes, in material compliance with applicable Law.  Since June 1, 2018 all registry studies and investigator-initiated research studies operated or conducted by the Group Companies are appropriate in size, scope, objective, and selection of participating sites and healthcare providers to serve such legitimate research purposes.  No Group Company has provided or does provide anything of value to any participating site or healthcare provider that exceeds the fair market value of the commercially reasonable services furnished by such site or healthcare provider in support of one or more of the Group Companies’ registry studies or investigator-initiated research studies.  All sites and healthcare providers contracted by a Group Company to provide services to the Group Company are selected by the Group Company on the basis of objective criteria appropriate for the research services for which the site or healthcare provider is contracted, independent of the undue influence of any customer or other third party, and unrelated to the volume or value of a healthcare provider’s orders of, or referrals for, any pharmaceutical product or medical device.

(r)          All arrangements involving the offer, sale, or issuance of an equity interest in any Group Company by any Group Company or its Representatives to any health care professional, institution, organization or other provider, or any Representative thereof, are and have been memorialized in writing, at fair market value; comparable in terms to similar arrangements the Group Companies have with Persons who are not health care professionals, institutions, organizations or other providers; and in compliance with Health Care Laws.

(s)         Neither the Group Companies, nor any of its owners, directors, officers, managers, employees, to the Company’s knowledge, contractors, or agents has been (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) convicted of any crime for which debarment is mandated or permitted by 21 U.S.C. § 335a, (iii) excluded from U.S. health care programs pursuant to 42 U.S.C. § 1320(a)-7  and related regulations, (iv) excluded or debarred under any applicable Laws by any Governmental Entity, (v) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, (vi) assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R Part 1003, (vii) has been involved or named in a U.S. Attorney General complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq; or (viii) is or has, during the previous three (3) years, been subject to or bound by any material consent decree, judgment, corporate integrity agreement, deferred prosecution agreement, certification of compliance agreement, settlement agreement or similar agreement with any Governmental Entity concerning such Person’s compliance with any Law, and no such consent decree, judgment, agreement or settlement is pending.

Section 3.24       Customers and Vendors.  Section 3.24 of the Company Disclosure Schedules contains a true, complete and correct list of the 10 largest customers (based on dollar amount of revenues) (each, a “Material Customer”) and the 10 largest vendors (based on dollar amount of purchases) (each, a “Material Vendor”) of the Group Company (taken as a whole) for each of (a) the fiscal year ending December 31, 2020 and (b) the nine-month period ending on September 30, 2021. Since December 31, 2019, no Material Client or Material Vendor has provided the Group Company with written notice that it will terminate doing business or otherwise materially reduce its business dealings with the Group Company.

Section 3.25        Investigation; No Other Representations.

(a)         The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the CHP Parties and (ii) it has been furnished with or given access to such documents and information about the CHP Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)         In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any CHP Party, any CHP Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the CHP Parties, any CHP Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.26    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY CHP PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY CHP PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY CHP PARTY OR ANY CHP NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY CHP PARTY OR ANY CHP NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE CHP PARTIES

(a)        Subject to Section 9.8, except as set forth on the CHP Disclosure Schedules, or (b) except as set forth in any CHP SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each CHP Party hereby represents and warrants to the Company as follows:

Section 4.1         Organization and Qualification.  Each CHP Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2         Authority.  Each CHP Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  Subject to the receipt of the CHP Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a CHP Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such CHP Party.  This Agreement has been and each Ancillary Document to which a CHP Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such CHP Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such CHP Party (assuming this Agreement has been and the Ancillary Documents to which such CHP Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such CHP Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3          Consents and Requisite Governmental Approvals; No Violations.

(a)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a CHP Party with respect to such CHP Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the CHP Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the CHP Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a CHP Material Adverse Effect.

(b)          Neither the execution, delivery or performance by a CHP Party of this Agreement nor the Ancillary Documents to which a CHP Party is or will be a party nor the consummation by a CHP Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a CHP Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a CHP Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such CHP Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a CHP Party, except in the case of clauses (ii) through (iv) above, as would not have a CHP Material Adverse Effect.

Section 4.4          Brokers.  Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the CHP Disclosure Schedules (which fees shall be the sole responsibility of the CHP, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person (including the Sponsor) is entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHP for which CHP has any obligation.

Section 4.5          Information Supplied.  None of the information supplied or to be supplied by or on behalf of either CHP Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing CHP Holders or at the time of the CHP Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6          Capitalization of the CHP Parties.

(a)         Section 4.6(a) of the CHP Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding CHP Common Stock and the CHP Warrants immediately prior to Closing.  All outstanding Equity Securities of CHP (except to the extent such concepts are not applicable under the applicable Law of CHP’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable.  Such Equity Securities (i) were not issued in violation of the Governing Documents of CHP and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of CHP) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.  Except for the CHP Common Stock and CHP Warrants set forth on Section 4.6(a) of the CHP Disclosure Schedules, immediately prior to Closing, there shall be no other outstanding Equity Securities of CHP.

(b)         On the Closing Date and immediately after the Closing, (i) the authorized share capital of CHP will consist of the number of shares of preferred stock, par value $0.0001 per share, set forth in the CHP Certificate of Incorporation, none of which will be issued and outstanding, and the number of shares of New CHP Common Stock set forth in the CHP Certificate of Incorporation, and (ii) all of the issued and outstanding CHP Common Stock will (A) be duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) not have been issued in breach or violation of any preemptive rights or Contract to which CHP is a party or bound.

(c)         Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and CHP, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require CHP, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and CHP, there is no obligation of CHP, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of CHP.

(d)         The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound.  All of the outstanding Equity Securities of Merger Sub are owned directly by CHP free and clear of all Liens (other than transfer restrictions under applicable Securities Law).  As of the date of this Agreement, CHP has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7        SEC Filings.  CHP has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its IPO (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “CHP SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional CHP SEC Reports”).  Each of the CHP SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional CHP SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the CHP SEC Reports or the Additional CHP SEC Reports (for purposes of the Additional CHP SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein).  As of their respective dates of filing, the CHP SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein).  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the CHP SEC Reports.

Section 4.8       Trust Account.  As of the date of this Agreement, CHP has an amount in cash in the Trust Account equal to at least $300,000,000.  The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 21, 2019 (the “Trust Agreement”), between CHP and Continental, as trustee (the “Trustee”).  There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the CHP SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing CHP Holders who shall have elected to redeem their CHP Class A Common Stock pursuant to the Governing Documents of CHP or (iii) if CHP fails to complete a business combination within the allotted time period set forth in the Governing Documents of CHP and liquidates the Trust Account, subject to the terms of the Trust Agreement, CHP (in limited amounts to permit CHP to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of CHP) and then the Pre-Closing CHP Holders).  Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of CHP and the Trust Agreement.  CHP has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder.  As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account.  Since November 21, 2019, CHP has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement).  Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing CHP Holders who have elected to redeem their CHP Class A Common Stock pursuant to the Governing Documents of CHP, each in accordance with the terms of and as set forth in the Trust Agreement, CHP shall have no further obligation under either the Trust Agreement or the Governing Documents of CHP to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9         Contracts.  Except for those Contracts filed (or incorporated by reference) as exhibits to the CHP SEC Reports and except for the documents to be executed by CHP in connection with the Transaction, no CHP Party is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to CHP’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.

Section 4.10       Transactions with Affiliates.  Section 4.12 of the CHP Disclosure Schedules sets forth all Contracts between (a) CHP, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either CHP or the Sponsor, on the other hand (each Person identified in this clause (b), a “CHP Related Party”), other than (i) Contracts with respect to a Pre-Closing CHP Holder’s or a holder of CHP Warrants’ status as a holder of CHP Common Stock or CHP Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11.  No CHP Related Party (A) owns any interest in any material asset used in the business of CHP, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of CHP or (C) owes any material amount to, or is owed material any amount by, CHP.  All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.10 are referred to herein as “CHP Related Party Transactions”.

Section 4.11       Sponsor Support Agreement.  CHP has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement.  The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by CHP or, to the knowledge of CHP, any other party thereto.  The Sponsor Support Agreement is a legal, valid and binding obligation of CHP and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law.  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of CHP under any term or condition of the Sponsor Support Agreement.

Section 4.12       Litigation.  As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to CHP’s knowledge, threatened against or involving any CHP Party that, if adversely decided or resolved, would be material to the CHP Parties, taken as a whole.  None of the CHP Parties nor any of their respective properties or assets is subject to any material Order.  As of the date of this Agreement, there are no material Proceedings by any CHP Party pending against any other Person.

Section 4.13      Compliance with Applicable Law.  Each CHP Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a CHP Material Adverse Effect.

Section 4.14         Business Activities.

(a)         Since its incorporation, CHP has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature.  Except as set forth in CHP’s Governing Documents, there is no Contract binding upon any CHP Party or to which any CHP Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)      Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.  Other than Merger Sub, CHP has no other Subsidiaries or any equity or other interests in any other Person.

Section 4.15        Internal Controls; Listing; Financial Statements.

(a)       Except as is not required in reliance on exemptions from various reporting requirements by virtue of CHP’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) CHP has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of CHP’s financial reporting and the preparation of CHP’s financial statements for external purposes in accordance with GAAP and (ii) CHP has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CHP is made known to CHP’s principal executive officer and principal financial officer by others within CHP.

(b)          CHP has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)        Since its IPO, CHP has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq.  The classes of securities representing issued and outstanding CHP Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of CHP, threatened against CHP by Nasdaq or the SEC with respect to any intention by such entity to deregister CHP Class A Common Stock or prohibit or terminate the listing of CHP Class A Common Stock on Nasdaq.  CHP has not taken any action that is designed to terminate the registration of CHP Class A Common Stock under the Exchange Act.

(d)        The CHP SEC Reports contain true and complete copies of the applicable CHP Financial Statements.  The CHP Financial Statements (i) fairly present in all material respects the financial position of CHP as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited CHP Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)        CHP has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for CHP’s and its Subsidiaries’ assets.  CHP maintains and, for all periods covered by the CHP Financial Statements, has maintained books and records of CHP in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of CHP in all material respects.

(f)       Since its incorporation, CHP has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of CHP to CHP’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of CHP to CHP’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of CHP who have a significant role in the internal controls over financial reporting of CHP.

Section 4.16       No Undisclosed Liabilities.  Except for the Liabilities (a) set forth in Section 4.16 of the CHP Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.16 of the CHP Disclosure Schedules), (c) that are incurred in connection with or incident or related to a CHP Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.11(d) or incurred in accordance with Section 5.11(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the CHP Financial Statements included in the CHP SEC Reports, none of the CHP Parties has any Liabilities.

Section 4.17        Tax Matters.

(a)        CHP has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and CHP has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b)         CHP has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)          CHP is not currently the subject of a Tax Proceeding with respect to material taxes.  CHP has not been informed in writing of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed, in each case with respect to material Taxes.

(d)        CHP has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)        No material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any CHP Party which agreement or ruling would be effective after the Closing Date.

(f)         None of the CHP Parties is and none of the CHP Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)          No written claims have ever been made by any Tax Authority in a jurisdiction where a CHP Party does not file Tax Returns that such CHP Party is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(h)          No CHP Party has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(i)          None of the CHP Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.  To the knowledge of CHP, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.18        Investigation; No Other Representations.

(a)        Each CHP Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)        In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each CHP Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each CHP Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.19        Compliance with International Trade & Anti-Corruption Laws.

(a)         Since CHP’s incorporation, neither CHP nor, to CHP’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since CHP’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)         Since CHP’s incorporation, neither CHP nor, to CHP’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.20    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE CHP PARTIES, ANY CHP NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH CHP PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY CHP PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY CHP PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH CHP PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY CHP PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY CHP PARTY, ANY CHP NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5
COVENANTS

Section 5.1          Conduct of Business of the Company.

(a)         From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by CHP (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b)          Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by CHP (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)          declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)       (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)      except as required by this Agreement or any of the Ancillary Documents, adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Stockholders Agreements;

(iv)       transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, in each case other than (i) in connection with the Series D Capital Raise or Permitted Additional Indebtedness or as allowed in Section 5.1(b)(vii) or (ii) in connection with the valid exercise of any option, warrant or similar instrument (x) outstanding on the date hereof in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or otherwise or (y) permitted to be issued under this Section 5.1(b)(iv);

(v)      incur, create or assume any Indebtedness in excess of $1,000,000 in the aggregate, other than Permitted Additional Indebtedness;

(vi)       make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $1,000,000 in the aggregate, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii)       except (w) as required under the terms of any Employee Benefit Plan of any Group Company that is in effect as of the date hereof and that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (x) subject to clause (y) and (z), in the ordinary course of business consistent with past practice or as otherwise required by Law, (y) as to the granting of Company Options to new employees or directors with respect to authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof; provided that, for the avoidance of doubt, any such Company Option will be structured to comply with or be exempt from Section 409A of the Code (the “Allowed Awards”) and (z) as to the granting of certain management cash and equity incentives as mutually agreed by the Company and CHP (including, without limitation, pursuant to the Company Stock Pool Plan), (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan of any Group Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee or individual independent contractor of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or individual independent contractor of any Group Company, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee or individual independent contractor of any Group Company; provided that, the Company Equity Plan shall not be amended; and provided further that, with respect to any issuance or granting of any equity securities of the Company, no such issuances or grant shall be made in excess of the authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof or become available for grant as a result of Company Option forfeitures.

(viii)     make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix)        enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or CHP or any of its Affiliates after the Closing);

(x)      authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xi)       change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by a change in GAAP;

(xii)      enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii)     make any Transaction Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xiv)      (A) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or its right in any other material Business Intellectual Property, except for non-exclusive licenses with respect to Company Owned Intellectual Property granted to customers in connection with sales of Company Products in the ordinary course of business consistent with past practice, or (B) disclose any Trade Secrets to a third party other than pursuant to a valid and enforceable Contract that requires such third party to protect the confidentiality of such Trade Secrets;

(xv)     other than as allowed in Section 5.1(b)(vii), (A) amend or modify in any material respect or terminate any Material Contract of the type described in Section 3.7(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or the entry into an amendment to provide for the Permitted Additional Indebtedness), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(xi) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(xi); or

(xvi)     enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Section 5.2          Efforts to Consummate; Litigation.

(a)        Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the Company Stockholder Agreements to be terminated without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, CHP).  Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents.  Each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents.  Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of the Extension Stockholder Approval and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act.  CHP shall promptly inform the Company of any communication between any CHP Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform CHP of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.  Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of CHP and the Company.  Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements.  No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with CHP’s and the Company’s prior written consent.

(b)        From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the CHP Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any CHP Party) or CHP (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents.  Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any CHP Party, the Company, or, in the case of the Company, CHP in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any CHP Party, the Company, or, in the case of the Company, CHP, the opportunity to attend and participate in such meeting or discussion.

(c)        Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d)        From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, CHP, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of CHP, any of the CHP Parties or any of their respective Representatives (in their capacity as a representative of a CHP Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company).  CHP and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) CHP or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of CHP (not to be unreasonably withheld, conditioned or delayed).

Section 5.3          Confidentiality and Access to Information.

(a)        The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)       From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to CHP and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies), solely for the purposes of consummating the transactions contemplated herein.  Notwithstanding the foregoing, none of the Group Companies shall be required to provide to CHP or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Obligations, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any CHP Party, any CHP Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)          From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, CHP shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the CHP Parties (in a manner so as to not interfere with the normal business operations of the CHP Parties) solely for the purposes of consummating the transactions contemplated herein.  Notwithstanding the foregoing, CHP shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any CHP Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any CHP Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any CHP Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), CHP shall use, and shall cause the other CHP Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a CHP Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that CHP shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4          Public Announcements.

(a)         Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and CHP or, after the Closing, CHP; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any CHP Party, or CHP, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with CHP and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.

(b)         The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and CHP prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof.  Promptly after the execution of this Agreement , CHP shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and CHP shall consider such comments in good faith.  The Company, on the one hand, and CHP, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or CHP, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released.  Promptly after the Closing (but in any event within four (4) Business Days after the Closing), CHP shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws.  In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5          Tax Matters.

(a)          Tax Treatment.

(i)       The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to so qualify.  The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.  Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required CHP Stockholder Approval has been obtained CHP and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of CHP (“Newco”), with Newco being the surviving company in such merger.

(ii)     CHP and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(iii)       If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, CHP and the Company shall deliver to Ropes & Gray LLP and Cadwalader, Wickersham & Taft LLP, respectively, customary Tax representation letters satisfactory to each counsel (the “Tax Letters”), dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(b)         Tax Matters Cooperation.  Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.

(c)          Transfer Taxes.  The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.6          Exclusive Dealing.

(a)          From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly:  (i) solicit, initiate, encourage (including by means of furnishing or disclosing information in connection with a Company Acquisition Proposal), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.  The Company agrees to (A) notify CHP promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep CHP reasonably informed on a current basis of any modifications to such offer or information.

(b)         From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the CHP Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly:  (i) solicit, initiate, encourage (including by means of furnishing or disclosing information in connection with a CHP Acquisition Proposal), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a CHP Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a CHP Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a CHP Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any CHP Party (or any Affiliate or successor of any CHP Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.  CHP agrees to (A) notify the Company promptly upon receipt of any CHP Acquisition Proposal by any CHP Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such CHP Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7          Preparation of Registration Statement / Proxy Statement.  Promptly following the date of the Extension Stockholder Approval, CHP and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either CHP or the Company, as applicable), and CHP shall, promptly following delivery of the necessary PCAOB Financial Statements, file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of CHP which will be included therein and which will be used for the CHP Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by CHP’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq).  Each of CHP and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement.  CHP, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of CHP to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii).  If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any CHP Party, the Company, or, in the case of the Company, CHP, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of CHP, the Company, or, in the case of the Company, CHP (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) CHP shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing CHP Holders.  CHP shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of CHP Common Stock for offering or sale in any jurisdiction, and CHP and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the CHP Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any CHP Party) or CHP (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or Nasdaq relating to the transactions contemplated by this Agreement or the Ancillary Documents.  Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or Nasdaq in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any CHP Party, the Company, or, in the case of the Company, CHP in advance and, to the extent not prohibited by the SEC or Nasdaq, gives, in the case of any CHP Party, the Company, or, in the case of the Company, CHP, the opportunity to attend and participate in such meeting or discussion.

Section 5.8          Extension Stockholder Approval and CHP Stockholder Approval.  As promptly as reasonably practicable following the date hereof, CHP shall seek and use its reasonable best efforts to obtain the Extension Stockholder Approval.  As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, CHP shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its Stockholders (the “CHP Stockholders Meeting”) in accordance with the Governing Documents of CHP, for the purposes of obtaining the CHP Stockholder Approval and, if applicable, any approvals related thereto and providing its Stockholders with the opportunity to elect to effect a CHP Stockholder Redemption.  CHP shall, through unanimous approval of its board of directors, recommend to its Stockholders (the “CHP Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the approval of the issuance of the CHP Common Stock in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of CHP contemplated by the CHP Certificate of Incorporation and the CHP Bylaws (the “Governing Document Proposals”); (iv) the approval of the directors in accordance with Section 5.17 (the “Directors Proposal”); (v) the adoption and approval of the Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by CHP and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the CHP Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that CHP may adjourn the CHP Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the CHP Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that CHP has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing CHP Holders prior to the CHP Stockholders Meeting or (D) if the holders of CHP Class A Common Stock have elected to redeem a number of Class A Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 7.2(c) not being satisfied; provided, that, without the consent of the Company, in no event shall CHP adjourn the CHP Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date.  The CHP recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement.  Except as otherwise required by, or necessary to comply with, applicable Law, CHP covenants that none of the CHP Board or CHP nor any committee of the CHP Board shall withdraw or modify, or propose publicly or by formal action of the CHP Board, any committee of the CHP Board or CHP to withdraw or modify, in a manner adverse to the Company, the CHP Board Recommendation or any other recommendation by the CHP Board or CHP of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9         Merger Sub Stockholder Approval.  As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, CHP, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10     Certain Agreements.  Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), CHP shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Support Agreement. CHP shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to CHP in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, CHP shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement of which CHP becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 5.11        Conduct of Business of CHP.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, CHP shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.11 of the CHP Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a)       adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any CHP Party or any of its Subsidiaries, other than in connection with the Extension Proposal;

(b)         declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of CHP or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of CHP or any of its Subsidiaries, as applicable;

(c)          split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d)        incur, create or assume any Indebtedness or other Liability (including, and notwithstanding anything to the contrary, any incur, create or assume any Indebtedness under any Contract with the Sponsor or any Affiliate thereof);

(e)       make any loans or advances to, or capital contributions in, any other Person, other than to, or in, CHP or any of its Subsidiaries;

(f)          transfer, sell, grant, pledge, issue or otherwise directly or indirectly dispose of, or subject to a Lien, any Equity Securities of CHP or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of CHP or any of its Subsidiaries, other than issuances of CHP Warrants to the Sponsor for repayment of loans made by the Sponsor to CHP to the extent such loans and such conversion are approved in advance and in writing by the Company;

(g)        enter into, renew, modify or revise any CHP Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a CHP Related Party Transaction);

(h)         other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(i)         engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(j)         make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(k)         enter into any Contract with any broker, finder, investment banker or other Person (including the Sponsor) under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission or payment in connection with the transactions contemplated by this Agreement; or

(l)          enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any CHP Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any CHP Party from using the funds held by CHP outside the Trust Account to pay any CHP Expenses or CHP Liabilities or from otherwise distributing or paying over any funds held by CHP outside the Trust Account that were loaned to CHP by the Sponsor with the prior written approval of the Company to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12       Nasdaq Listing.  CHP shall use its reasonable best efforts to cause:  (a) CHP to satisfy all applicable listing requirements of Nasdaq and (b) the CHP Common Stock issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.13       Trust Account.  Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, CHP shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of CHP pursuant to the CHP Stockholder Redemption, (B) pay the amounts due to the underwriters of CHP’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to CHP in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14         Transaction Support Agreement; Company Stockholder Approval.

(a)         Promptly after the execution of this Agreement (and in any event within twenty four (24) hours) (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to CHP the Transaction Support Agreement duly executed by each Supporting Company Persons.

(b)        As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to CHP a true and correct copy of a written consent (in form and substance reasonably satisfactory to CHP) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Stock required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”).  The Company, through its board of directors, shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 5.15         CHP Indemnification; Directors’ and Officers’ Insurance.

(a)         Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each CHP Party, as provided in the applicable CHP Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHP will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period.  To the maximum extent permitted by applicable Law, during such six (6)-year period, CHP shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable CHP Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time.  The indemnification and liability limitation or exculpation provisions of the CHP Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any CHP Party (the “CHP D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such CHP D&O Person was a director or officer of any CHP Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)       CHP shall not have any obligation under this Section 5.15 to any CHP D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such CHP D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)        For a period of six (6) years after the Effective Time, CHP shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the CHP Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time.  Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under CHP’s directors’ and officers’ liability insurance policies as of the date of this Agreement.  Alternatively, CHP shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is comparable to CHP’s existing directors’ and officers’ liability insurance program and which insures those Persons who are currently covered under CHP’s existing directors’ and officers’ liability insurance program.  In either event, CHP shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by CHP prior to the date of this Agreement and, in such event, CHP shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by CHP prior to the date of this Agreement.

(d)         If CHP or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CHP shall assume all of the obligations set forth in this Section 5.15.

(e)        The CHP D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15.  This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CHP.

Section 5.16        Company Indemnification; Directors’ and Officers’ Insurance.

(a)         Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) CHP will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period.  To the maximum extent permitted by applicable Law, during such six (6)-year period, CHP shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time.  The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)         None of CHP or the Group Companies shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)        The Company shall purchase, at or prior to the Closing, and CHP shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”).  Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, CHP or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, CHP or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d)         If CHP or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of CHP shall assume all of the obligations set forth in this Section 5.16.

(e)        The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16.  This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of CHP.

Section 5.17         Post-Closing Directors and Officers.

(a)         CHP shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the CHP Board shall initially consist of seven (7) directors; (ii) the members of the CHP Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c); (iii) the members of the compensation committee, audit committee and nominating committee of the CHP Board are the individuals determined in accordance with Section 5.17(d); and (iv) the officers of CHP are the individuals determined in accordance with Section 5.17(e).

(b)         CHP shall designate Mr. Joe Swedish to serve as director on the CHP Board immediately after the Effective Time.

(c)       The Company shall designate at least four (4) individuals to serve as directors on the CHP Board immediately after the Effective Time and the remaining two (2) individuals shall be designated by agreement among CHP and the Company.

(d)        Immediately after the Effective Time, the individuals designated by CHP and the Company shall serve on the committee(s) of the CHP Board.

(e)         Immediately after the Effective Time, the individuals current officers of the Company shall be the officers of CHP, with each such individual holding the office currently held by him or her at the Company.

Section 5.18        PCAOB Financials.

(a)       As promptly as reasonably practicable, the Company shall deliver to CHP (i) the Closing Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement;  provided that, notwithstanding anything herein to the contrary, (A) as promptly as reasonably practicable following the Extension Stockholder Approval (and in any event on or before January 5, 2022); the Company shall deliver to CHP the PCAOB Financial Statements for the fiscal years ended December 31, 2019 and December 31, 2020, and (B) as promptly as reasonably practicable following December 31, 2021 (and in any event on or before February 28, 2022) the Company shall deliver to CHP the PCAOB Financial Statements for the fiscal year ended December 31, 2021 (with respect to each clause (A) and (B), such latest date being the “Applicable PCAOB Financial Statement Deadline”).  All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (the “PCAOB Financial Statements”) (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)        The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, CHP in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by CHP with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19        Incentive Equity Plan; Unearned Eastward Warrants.

(a)  Prior to the effectiveness of the Registration Statement / Proxy Statement, the CHP Board shall approve and adopt an equity incentive plan, in a form that is mutually agreed by CHP and the Company (the “Incentive Equity Plan”) provided that it shall permit the rollover of the Company Options in accordance with Section 2.4 (Treatment of Company Options), effective as of one day prior to the Closing Date.

(b) The parties shall cooperate to amend the relevant documentation so that at or immediately following the Effective Time, by virtue of the Merger and without any action of any Party or any other Person, all Unearned Eastward Warrants shall cease to represent the right to acquire Company Common Stock and shall become warrants to acquire a number of shares of New CHP Common Stock equal to the number of shares of Company Common Stock subject to such Unearned Eastward Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share at an exercise price per share equal to the exercise price per share of such Unearned Eastward Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole share, but otherwise on the same terms and subject to the same conditions applicable prior to the Effective Time.

Section 5.20       FIRPTA Certificates.  At or prior to the Closing, the Company shall deliver, or cause to be delivered, to CHP a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to CHP.

Section 5.21       Section 16 Matters.  Prior to the Closing, CHP shall take all such steps as may be required (to the extent not prohibited under applicable Law and no-action letters issued by the SEC) to cause any acquisition of CHP Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.22     IP License Amendments and Assignments. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable following the date hereof, the Company shall use its commercially reasonable efforts to duly execute (i) an amendment to the iSYS License and in substantially the form of the draft amendment shared with CHP prior to the execution of this Agreement, with such reasonable amendments as CHP and the Company shall agree, (ii) an amendment to the PNI License to the reasonable satisfaction of CHP, including an assignment to the Company thereunder, and (iii) assignments evidencing ownership, to the reasonable satisfaction of CHP, by a Group Company of (A) all Intellectual Property developed for the Group Companies by the Persons listed on Section 5.22 of the Company Disclosure Schedules and (B) the following Patents: U.S. Patent No. 10,507,116, U.S. Application No. 16/682,828, U.S. Application No. 16/633,523, and U.S. Application No. 17/214,521, Patent Application No. 2021101993825(CN), U.S. Application No. 17/407,065, Patent Application No. PCT/2021/46771, U.S. Application No. 29745366, U.S. Application No. 63074797, U.S. Application No. 17380897, and Patent Application No. PCT/US21/42392.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1         Conditions to the Obligations of the Parties.  The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)        the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b)       no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c)         the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)          the Company Stockholder Written Consent shall have been obtained;

(e)          the Required CHP Stockholder Approval shall have been obtained; and

(f)         after giving effect to the transactions contemplated hereby, CHP shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

ARTICLE 7

Section 7.1      Other Conditions to the Obligations of the CHP Parties.  The obligations of the CHP Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by CHP (on behalf of itself and the other CHP Parties) of the following further conditions:

(a)          (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(b)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(b) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)        the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)          since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d)         at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to CHP:

(i)          a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) are satisfied, in a form and substance reasonably satisfactory to CHP; and

(ii)       duly executed copies (signed by all counterparties thereto) of each of the documents identified in clauses (i), (ii) and (iii) of Section 5.22 and such documents shall remain in full force and effect.

Section 7.2         Other Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)         (i) the CHP Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the CHP Parties set forth in Section 4.17(h) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the CHP Parties (other than the CHP Fundamental Representations and the representations and warranties of the CHP Parties set forth in Section 4.17(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “CHP Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a CHP Material Adverse Effect;

(b)         the CHP Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)          since the date of this Agreement, no CHP Material Adverse Effect has occurred that is continuing;

(d)          the Aggregate Transaction Proceeds shall be equal to or greater than $50,000,000;

(e)         CHP’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, CHP shall satisfy any applicable listing requirements of Nasdaq, and CHP shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the CHP Common Stock (including, for the avoidance of doubt, the CHP Common Stock to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq;

(f)          the CHP Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.17(a)(i) and (ii);

(g)        no breach of the Sponsor Support Agreement as it relates to the vesting provisions of the Sponsor’s Equity Securities or transfer of Sponsor’s warrants shall have occurred;

(h)          at or prior to the Closing, CHP shall have delivered, or caused to be delivered, the following documents to the Company:

(i)         a certificate duly executed by an authorized officer of CHP, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), 7.2(b) and 7.2(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii)         the Investors’ Rights Agreement duly executed by CHP.

Section 7.3         Frustration of Closing Conditions.  The Company may not rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.  None of the CHP Parties may rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by a CHP Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 8
TERMINATION

Section 8.1         Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of CHP and the Company;

(b)         by CHP, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.1(a) or Section 7.1(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by CHP, and (ii) the Termination Date; provided, however, that none of the CHP Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(c)         by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any CHP Party has failed to perform any covenant or agreement on the part of such applicable CHP Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to CHP by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.1(a) or Section 7.1(b) from being satisfied;

(d)         by either CHP or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to November 26, 2021; provided, that if the Extension Proposal is duly approved, such date shall be May 26, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to CHP if any CHP Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)         by either CHP or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f)        by either CHP or the Company if the CHP Stockholders Meeting has been held (including any adjournment thereof), has concluded, CHP’s Stockholders have duly voted and the Required CHP Stockholder Approval was not obtained;

(g)         by the Company if the Extension Stockholders Meeting has been held (including any adjournment thereof), has concluded, CHP’s Stockholders have duly voted and the Extension Proposal was not approved;

(h)       by CHP if the Company does not deliver, or cause to be delivered to CHP (i) the duly executed counterparts to the Transaction Support Agreement in accordance with Section 5.14(a) on or prior to the Transaction Support Agreement Deadline, (ii) the Company Stockholder Written Consent in accordance with Section 5.14(b) on or prior to the Company Stockholder Written Consent Deadline, (iii) the PCAOB Financial Statements with respect to the fiscal years ended December 31, 2019, 2020 or 2021 in accordance with Section 5.18(a) on or prior to the Applicable PCAOB Financial Statement Deadline;or

(i)          by CHP if the revenue of the Company set forth on the PCAOB Financial Statements for the fiscal year ended Decemeber 31, 2021 delivered by the Company pursuant to Section 5.18(a) is less than $26.3 million.

Section 8.2         Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms.  Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 9
MISCELLANEOUS

Section 9.1         Non-Survival.  Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.24, Section 3.25, Section 4.18 and Section 4.20, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any CHP Non-Party Affiliate.  Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 9.2         Entire Agreement; Assignment.  This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.  This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) CHP and the Company prior to Closing and (b) CHP and the Sponsor after the Closing.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3         Amendment.  This Agreement may be amended or modified only by a written agreement executed and delivered by (a) CHP and the Company prior to the Closing and (b) CHP and the Sponsor after the Closing.  This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4         Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)          If to any CHP Party, to:

c/o CHP Merger Corp.
25 Deforest Avenue
Summit, NJ 07901
Attention:  James T. Olsen
E-mail:  jolsen@concordhp.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:  Carl P. Marcellino
E-mail:  carl.marcellino@ropesgray.com

(b)          If to the Company, to:

Integrity Implants Inc. 354 Hiatt Drive, Suite 100

Palm Beach Gardens, FL 33418
Attention:  General Counsel
Email:  bstone@accelusinc.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street,
New York, NY 10281
Attention:  Gregory P. Patti Jr.
E-mail:  greg.patti@cwt.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6          Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and CHP shall pay, or cause to be paid, all Unpaid CHP Expenses and (b) if the Closing occurs, then CHP shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid CHP Expenses.

Section 9.7         Construction; Interpretation.  The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to CHP, any documents or other materials posted to the electronic data room located www.datasite.com under the project name “Project Accelerate” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement and any other documents or materials posted prior to the date hereof or delivered to CHP or its representatives which posting or delivery was acknowledged by email by CHP or its representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement).  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8         Exhibits and Schedules.  All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement.  Any item disclosed in the Company Disclosure Schedules or in the CHP Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CHP Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the CHP Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure.  The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing).  Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11     Counterparts; Electronic Signatures.  This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12     Knowledge of Company; Knowledge of CHP.  For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports.  For all purposes of this Agreement, the phrase “to CHP’s knowledge” and “to the knowledge of CHP” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the CHP Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports.  For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section 9.12(b) of the CHP Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13     No Recourse.  Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any CHP Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the CHP Non-Party Affiliates, in the case of CHP, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, CHP or any Non-Party Affiliate concerning any Group Company, any CHP Party, this Agreement or the transactions contemplated hereby.

Section 9.14       Extension; Waiver.  The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the CHP Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the CHP Parties set forth herein or (c) waive compliance by the CHP Parties with any of the agreements or conditions set forth herein.  CHP may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein.  Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15       Waiver of Jury Trial.  THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16       Submission to Jurisdiction.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts.  Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17        Remedies.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18       Trust Account Waiver.  Reference is made to the final prospectus of CHP, filed with the SEC (File Nos. 333-234413) on November 25, 2019 (the “Prospectus”).  The Company acknowledges and agrees and understands that CHP has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CHP’s public stockholders (including overallotment shares acquired by CHP’s underwriters, the “Public Stockholders”), and CHP may disburse monies from the Trust Account only in the express circumstances described in the Prospectus.  For and in consideration of CHP entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between CHP or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”).  The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with CHP or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with CHP or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CHP MERGER CORP.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

ACCELERATE MERGER SUB, INC.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

INTEGRITY IMPLANTS INC.

By:	/s/ Chris Walsh
Name:	Chris Walsh
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

Exhibit A
Form of Transaction Support Agreement

[To come]

Exhibit B
Form of Investors’ Rights Agreement

[To come]